Exhibit 4.2

Exhibit E to the

Securities Purchase Agreement

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW, AND MAY NOT BE OFFERED FOR SALE, SOLD OR TRANSFERRED UNLESS A REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS SHALL BE EFFECTIVE WITH RESPECT THERETO, OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS IS AVAILABLE IN CONNECTION WITH SUCH OFFER, SALE OR TRANSFER. SUBJECT TO COMPLIANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT MAY BE PLEDGED OR HYPOTHECATED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY THIS WARRANT OR ANY OF THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT.

FORM OF WARRANT

TO PURCHASE COMMON STOCK

OF

VERICHIP CORPORATION

Issue Date:

Warrant No.

THIS CERTIFIES that                              or any subsequent holder hereof (the “Holder”), has the right to purchase from VERICHIP CORPORATION, a Delaware corporation (the “Company”), up to                      fully paid and nonassessable shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), subject to adjustment as provided herein, at a price per share equal to the Exercise Price (as defined below), at any time and from time to time beginning on the date on which this Warrant is issued (the “Issue Date”) and ending at 5:00 p.m., eastern time, (i) on the one (1) year anniversary of the date on which the Company completes an initial public offering of its common stock (the “IPO”) or (ii) if the Company does not commence the IPO on or before the two (2) year anniversary of the Closing Date, on such two year anniversary (the “Expiration Date”). This Warrant is issued pursuant to a Securities Purchase Agreement, dated as of June 9, 2005 (the “Securities Purchase Agreement”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Securities Purchase Agreement.

1. Exercise.

(a) Right to Exercise; Exercise Price. The Holder shall have the right to exercise this Warrant at any time and from time to time during the period beginning on the Issue Date and ending on the Expiration Date as to all or any part of the shares of Common Stock covered hereby (the “Warrant Shares”). The “Exercise Price” for each Warrant Share purchased by the Holder upon the exercise of this Warrant shall be equal to eight dollars ($8.00), subject to adjustment for the events specified in Section 6 below.

(b) Exercise Notice. In order to exercise this Warrant, the Holder shall (i) send by facsimile transmission, at any time prior to 5:00 p.m., eastern time, on the Business Day on which the Holder wishes to effect such exercise (the “Exercise Date”), to the Company an executed copy of the notice of exercise in the form attached hereto as Exhibit A (the “Exercise Notice”), (ii) deliver the original Warrant and, in the case of a Cash Exercise (as defined below), the Exercise Price to the Company. The Exercise Notice shall also state the name or names (with address) in which the shares of Common Stock that are issuable on such exercise shall be issued. If shares are to be issued in the name of a person other than the Holder, the Holder will pay all transfer taxes payable with respect thereto. In the case of a dispute as to the calculation of the Exercise Price or the number of Warrant Shares issuable hereunder (including, without limitation, the calculation of any adjustment pursuant to Section 6 below), the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed and shall submit the disputed calculations to a certified public accounting firm of national recognition (other than the Company’s independent accountants) within two (2) Business Days following the date on which the Exercise Notice is delivered to the Company. The Company shall cause such accountant to calculate the Exercise Price and/or the number of Warrant Shares issuable hereunder and to notify the Company and the Holder of the results in writing no later than three (3) Business Days following the day on which such accountant received the disputed calculations (the “Dispute Procedure”). Such accountant’s calculation shall be deemed conclusive absent manifest error. The fees of any such accountant shall be borne by the party whose calculations were most at variance with those of such accountant.

(c) Holder of Record. The Holder shall, for all purposes, be deemed to have become the holder of record of the Warrant Shares specified in an Exercise Notice on the Exercise Date specified therein, irrespective of the date of delivery of such Warrant Shares, subject to, in the case of a Cash Exercise (as defined below), payment of the Exercise Price. Except as specifically provided herein, nothing in this Warrant shall be construed as conferring upon the Holder hereof any rights as a shareholder of the Company, including, without limitation, the right to vote, the right to receive dividends or other distributions made to shareholders of the Company, and the right to exercise preemptive rights, prior to the Exercise Date.

(d) Cancellation of Warrant. This Warrant shall be canceled upon its exercise and, if this Warrant is exercised in part, the Company shall, at the time that it delivers Warrant Shares to the Holder pursuant to such exercise as provided herein, issue a new warrant, and deliver to the Holder a certificate representing such new warrant, with terms identical in all respects to this Warrant (except that such new warrant shall be exercisable into the number of shares of

Common Stock with respect to which this Warrant shall remain unexercised); provided, however, that the Holder shall be entitled to exercise all or any portion of such new warrant at any time following the time at which this Warrant is exercised, regardless of whether the Company has actually issued such new warrant or delivered to the Holder a certificate therefor.

2. Delivery of Warrant Shares Upon Exercise. Upon receipt of an Exercise Notice pursuant to paragraph 1 above, the Company shall, (A) in the case of a Cash Exercise (as defined below) no later than the close of business on the later to occur of (i) the third (3rd) Business Day following the Exercise Date set forth in such Exercise Notice and (ii) the date on which the Company has received payment of the Exercise Price and the taxes specified in paragraph 1(b) above, if any, are paid in full, (B) in the case of a Cashless Exercise (as defined below), no later than the close of business on the third (3rd) Business Day following the Exercise Date set forth in such Exercise Notice, and (C) with respect to Warrant Shares that are the subject of a Dispute Procedure, the close of business on the third (3rd) Business Day following the determination made pursuant to paragraph 1(b) (each of the dates specified in (A), (B) or (C) being referred to as a “Delivery Date”), issue and deliver or cause to be delivered to the Holder the number of Warrant Shares as shall be determined as provided herein. The Company shall effect delivery of Warrant Shares to the Holder by, as long as the Transfer Agent participates in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program (“FAST”) and the Warrant Shares are eligible for delivery through FAST, crediting the account of the Holder or its nominee at DTC (as specified in the applicable Exercise Notice) with the number of Warrant Shares required to be delivered, no later than the close of business on such Delivery Date. In the event that the Transfer Agent is not a participant in FAST, or if the Warrant Shares are not otherwise eligible for delivery through FAST, or if the Holder so specifies in an Exercise Notice or otherwise in writing on or before the Exercise Date, the Company shall effect delivery of Warrant Shares by delivering to the Holder or its nominee physical certificates representing such Warrant Shares, no later than the close of business on such Delivery Date.

3. Failure to Deliver Warrant Shares.

(a) In the event that the Company fails for any reason (other than as a result of the Holder’s failure to deliver the original Warrant to the Company or, in the case of a Cash Exercise (as defined below), to pay the aggregate Exercise Price for the Warrant Shares being purchased) to deliver to the Holder the number of Warrant Shares specified in the applicable Exercise Notice on or before the Delivery Date therefor (an “Exercise Default”), and such default continues for five (5) Business Days following delivery of a written notice of such default by the Holder to the Company, the Company shall pay to the Holder payments (“Exercise Default Payments”) in the amount of (i) (N/365) multiplied by (ii) the aggregate Exercise Price of the Warrant Shares which are the subject of such Exercise Default multiplied by (iii) the lower of fifteen percent (15%) and the maximum rate permitted by applicable law (the “Default Interest Rate”), where “N” equals the number of days elapsed between the original Delivery Date of such Warrant Shares and the date on which all of such Warrant Shares are issued and delivered to the Holder. Cash amounts payable hereunder shall be paid on or before the fifth (5th) Business Day of each calendar month following the calendar month in which such amount has accrued.

(b) The Holder’s rights and remedies hereunder are cumulative, and no right or remedy is exclusive of any other. In addition to the amounts specified herein, the Holder shall have the right to pursue all other remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief). Nothing herein shall limit the Holder’s right to pursue actual damages for the Company’s failure to issue and deliver Warrant Shares on the applicable Delivery Date (including, without limitation, damages relating to any purchase of Common Stock by the Holder to make delivery on a sale effected in anticipation of receiving Warrant Shares upon exercise, such damages to be in an amount equal to (A) the aggregate amount paid by the Holder for the Common Stock so purchased minus (B) the aggregate amount of net proceeds, if any, received by the Holder from the sale of the Warrant Shares issued by the Company pursuant to such exercise).

4. Exercise Limitations. In no event shall the Holder be permitted to exercise this Warrant, or part thereof, if, at any time following the completion of the IPO, upon such exercise the number of shares of Common Stock beneficially owned by the Holder (other than shares which would otherwise be deemed beneficially owned except for being subject to a limitation on conversion or exercise analogous to the limitation contained in this paragraph 4), would exceed 4.99% of the number of shares of Common Stock then issued and outstanding. As used herein, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder. To the extent that the limitation contained in this paragraph 4 applies, the submission of an Exercise Notice by the Holder shall be deemed to be the Holder’s representation that this Warrant is exercisable pursuant to the terms hereof and the Company shall be entitled to rely on such representation without making any further inquiry as to whether this Section 4 applies. The Company shall have no liability to any person if the Holder’s determination of whether this Warrant is convertible pursuant to the terms hereof is incorrect. Nothing contained herein shall be deemed to restrict the right of a Holder to exercise this Warrant, or part thereof, at such time as such exercise will not violate the provisions of this Section 4. This Section 4 may not be amended unless such amendment is agreed to in writing by the Holder and approved by the holders of a majority of the Common Stock then outstanding; provided, however, that the Holder shall have the right to waive the provisions of this Section 4 upon prior written notice to the Company following the announcement of a Major Transaction (as defined below), or otherwise upon sixty (60) days’ prior written notice to the Company.

5. Payment of the Exercise Price; Cashless Exercise. The Holder may pay the Exercise Price in either of the following forms or, at the election of Holder, a combination thereof:

(a) through a cash exercise (a “Cash Exercise”) by delivering immediately available funds, or

(b) at any time following the one year anniversary of the Issue Date and as long as the IPO has been completed, if an effective Registration Statement is not available for the resale of all of the Warrant Shares issuable hereunder at the time an Exercise Notice is delivered to the Company, through a cashless exercise (a “Cashless Exercise”). The Holder may effect a Cashless Exercise by surrendering this Warrant to the Company and noting on the Exercise Notice that the Holder wishes to effect a Cashless Exercise, upon which the Company shall issue to the Holder a number of Warrant Shares determined as follows:

X = Y x (A-B)/A

where:	X = the number of Warrant Shares to be issued to the Holder;

Y = the number of Warrant Shares with respect to which this Warrant is being exercised;

A = the Market Price as of the Exercise Date; and

B = the Exercise Price.

It is intended and acknowledged that the Warrant Shares issued in a Cashless Exercise transaction shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares required by Rule 144 shall be deemed to have been commenced, on the Issue Date. For purposes hereof, (A) “Market Price” means, as of a particular date, the average of the daily VWAP for the Common Stock occurring during the ten (10) Trading Day period ending on (and including) the Trading Day immediately preceding such date, and (B) “VWAP” on a Trading Day means the volume weighted average price of the Common Stock for such Trading Day on the Principal Market as reported by Bloomberg Financial Markets or, if Bloomberg Financial Markets is not then reporting such prices, by a comparable reporting service of national reputation selected by the Holders and reasonably satisfactory to the Company. If VWAP cannot be calculated for the Common Stock on such Trading Day on any of the foregoing bases, then the Company shall submit such calculation to an independent investment banking firm of national reputation reasonably acceptable to the Investors, and shall cause such investment banking firm to perform such determination as is necessary to establish the value of the Common Stock and notify the Company and the Investors of the results of determination no later than two (2) Business Days from the time such calculation was submitted to it by the Company. All such determinations shall be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

6. Anti-Dilution Adjustments; Distributions; Other Events. The Exercise Price and the number of Warrant Shares issuable hereunder shall be subject to adjustment from time to time as provided in this Section 6.

(a) Subdivision or Combination of Common Stock. If the Company, at any time after the Issue Date, subdivides (by any stock split, stock dividend, recapitalization, reorganization, reclassification or otherwise) its shares of Common Stock into a greater number of shares, then after the date of record for effecting such subdivision, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company, at any time after the Issue Date, combines (by reverse stock split, recapitalization, reorganization, reclassification or otherwise) its shares of Common Stock into a smaller number of shares, then, after the date of record for effecting such combination, the Exercise Price in effect immediately prior to such combination will be proportionally increased.

(b) Distributions. If the Company shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a partial liquidating dividend or otherwise (including without limitation any dividend or distribution to the Company’s stockholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary) (a “Distribution”), the Company shall deliver written notice of such Distribution (a “Distribution Notice”) to the Holder at least ten (10) Business Days prior to the earlier to occur of (i) the record date for determining stockholders entitled to such Distribution (the “Record Date”) and (ii) the date on which such Distribution is made (the “Distribution Date”). The Holder shall be entitled, at its option (to be exercised by written notice delivered to the Company on or before the tenth (10th) Business Day following the date on which a Distribution Notice is delivered to the Holder), either (A) upon any exercise of this Warrant on or after the Record Date, to be entitled to receive on the Distribution Date (for any exercise effected on or prior to the Distribution Date) or the applicable Delivery Date (for any exercise effected after the Distribution Date), the amount of such assets which would have been payable to the holder with respect to the shares of Common Stock issuable upon such exercise (without giving effect to any limitations on such exercise contained in this Warrant) had the Holder been the holder of such shares of Common Stock on the Record Date or (B) upon any exercise of this Warrant on or after the Record Date, to reduce the Exercise Price applicable to such exercise by reducing the Exercise Price in effect on the Business Day immediately preceding the Record Date by an amount equal to the fair market value of the assets to be distributed divided by the number of shares of Common Stock as to which such Distribution is to be made, such fair market value to be reasonably determined in good faith by the independent members of the Board of Directors of the Company.

(c) Major Transactions. In the event of a merger, consolidation, business combination, tender offer, exchange of shares, recapitalization, reorganization, redemption or other similar event, as a result of which shares of Common Stock shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities or other assets of the Company or another entity or the Company shall sell all or substantially all of its assets (each of the foregoing being a “Major Transaction”), the Company will give the Holder at least ten (10) Trading Days’ written notice prior to the earlier of (I) the closing or effectiveness of such Major Transaction and (II) the record date for the receipt of such shares of stock or securities or other assets, and the Holder shall be permitted to exercise this Warrant in whole or in part at any time prior to the record date for the receipt of such consideration and shall be entitled to receive, for each share of Common Stock issuable to the Holder upon such exercise, the same per share consideration payable to the other holders of Common Stock in connection with such Major Transaction. If and to the extent that the Holder retains this Warrant or any portion hereof following such record date, the Company will cause the surviving or, in the event of a sale of assets, purchasing entity, as a condition precedent to such Major Transaction, to assume the obligations of the Company with respect to this Warrant, with such adjustments to the Exercise Price and the securities covered hereby as may be necessary in order to preserve the economic benefits of this Warrant to the Holder.

(d) Adjustments; Additional Shares, Securities or Assets. In the event that at any time, as a result of an adjustment made pursuant to this paragraph 6, the Holder of this Warrant shall, upon exercise of this Warrant, become entitled to receive securities or assets (other than

Common Stock) then, wherever appropriate, all references herein to shares of Common Stock shall be deemed to refer to and include such shares and/or other securities or assets; and thereafter the number of such shares and/or other securities or assets shall be subject to adjustment from time to time in a manner and upon terms as nearly equivalent as practicable to the provisions of this paragraph 6. Any adjustment made herein other than pursuant to Section 6(c) hereof that results in a decrease in the Exercise Price shall also effect a proportional increase in the number of shares of Common Stock into which this Warrant is exercisable.

6A. Registration Rights.

If (i) the Company at any time after the completion of an IPO proposes to register shares of Common Stock under the Securities Act in connection with the public offering of such shares for cash (a “Proposed Registration”) other than a registration statement on Form S-8 or Form S-4 or any successor or other forms promulgated for similar purposes and (ii) a Registration Statement covering the sale of all of the Warrant Shares is not then effective and available for sales thereof by the Holder, the Company shall, at such time, promptly give each Holder written notice of such Proposed Registration. The Holder shall have ten (10) Business Days from its receipt of such notice to deliver to the Company a written request specifying the amount of Warrant Shares that the Holder intends to sell and the Holder’s intended method of distribution. Upon receipt of such request, the Company shall use its commercially reasonable efforts to cause all Registrable Securities which the Company has been requested to register to be registered under the Securities Act to the extent necessary to permit their sale or other disposition in accordance with the intended methods of distribution specified in the request of the Holder; provided, however, that the Company shall have the right to postpone or withdraw any registration effected pursuant to this Section 6A without obligation to the Holder.

7. Fractional Interests.

No fractional shares or scrip representing fractional shares shall be issuable upon the exercise of this Warrant. If, on exercise of this Warrant, the Holder hereof would be entitled to a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, the Company shall, in lieu of issuing any such fractional share, pay to the Holder an amount in cash equal to the product resulting from multiplying such fraction by the Market Price as of the Exercise Date.

8. Transfer of this Warrant.

The Holder may sell, transfer, assign, pledge or otherwise dispose of this Warrant, in whole or in part, as long as such sale or other disposition is made pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, and applicable state securities laws, and is otherwise made in accordance with the applicable provisions of the Securities Purchase Agreement. Upon such transfer or other disposition, the Holder shall deliver this Warrant to the Company together with a written notice to the Company, substantially in the form of the Transfer Notice attached hereto as Exhibit B (the “Transfer Notice”), indicating the person or persons to whom this Warrant shall be transferred and, if less than all of this Warrant is transferred, the number of Warrant Shares to be covered by the part of this Warrant to be transferred to each such person. Within ten (10) Business Days of receiving a Transfer Notice, an executed Investment Certificate and the original of this Warrant, the Company shall deliver to the each transferee designated by the Holder a Warrant or Warrants of like tenor and terms for the appropriate number of Warrant Shares and, if less than all this Warrant is transferred, shall deliver to the Holder a Warrant for the remaining number of Warrant Shares.

9. Benefits of this Warrant.

This Warrant shall be for the sole and exclusive benefit of the Holder of this Warrant and nothing in this Warrant shall be construed to confer upon any person other than the Holder of this Warrant any legal or equitable right, remedy or claim hereunder.

10. Loss, theft, destruction or mutilation of Warrant.

Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of indemnity reasonably satisfactory to the Company, and upon surrender of this Warrant, if mutilated, the Company shall execute and deliver a new Warrant of like tenor and date in replacement for the lost, stolen, destroyed or mutilated Warrant.

11. Notice or Demands.

Any notice, demand or request required or permitted to be given by the Company or the Holder pursuant to the terms of this Warrant shall be in writing and shall be deemed delivered (i) when delivered personally or by verifiable facsimile transmission, unless such delivery is made on a day that is not a Business Day, in which case such delivery will be deemed to be made on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to an overnight courier and (iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed as follows:

If to the Company:

VeriChip Corporation

1690 S. Congress Avenue, Suite 200

Delray Beach, FL 33445

Attn: Michael Krawitz

Tel: 561-805-8000

Fax: 561-805-0002

with a copy to:

Holland & Knight LLP

701 Brickell Avenue, Suite 3000

Miami, Florida 33131

Mailing Address: P.O. Box 015441, Florida, 33101

Attn: Harvey A. Goldman, Esq.

Tel: 305-374-8500

Fax: 305-789-7799

and if to the Holder, to such address as shall be designated by the Holder in writing to the Company.

12. Taxes.

(a) The issue of stock certificates on exercises of this Warrant shall be made without charge to the exercising Holder for any tax in respect of the issue thereof. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of stock in any name other than that of the Holder of any Warrant exercised, and the Company shall not be required to issue or deliver any such stock certificate unless and until the person or persons requesting the issue thereof shall have paid to the Company the amount of such tax or shall have established to the reasonable satisfaction of the Company that such tax has been paid.

(b) Notwithstanding any other provision of this Warrant or any other Transaction Document, for income tax purposes, any assignee or transferee shall agree that the Company and the Transfer Agent shall be permitted to withhold from any amounts payable to such assignee or transferee any taxes required by law to be withheld from such amounts. Unless exempt from the obligation to do so, each assignee or transferee shall, upon request, execute and deliver to the Company or the Transfer Agent, as applicable, a properly completed Form W-8 or W-9, indicating that such assignee or transferee is not subject to back-up withholding for United States Federal income tax purposes.

13. Applicable Law.

This Warrant is issued under and shall for all purposes be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within the State of Delaware.

14. Amendments.

No amendment, modification or other change to, or waiver of any provision of, this Warrant may be made unless such amendment, modification or change is (A) set forth in writing and is signed by the Company and the Holder.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Company has duly executed and delivered this Warrant as of the Issue Date.

VERICHIP CORPORATION

By:
Name:
Title:

EXHIBIT A to WARRANT

EXERCISE NOTICE

The undersigned Holder hereby irrevocably exercises the right to purchase                      of the shares of Common Stock (“Warrant Shares”) of VERICHIP CORPORATION evidenced by the attached Warrant (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1. Form of Exercise Price. The Holder intends that payment of the Exercise Price shall be made as:

                     a Cash Exercise with respect to                      Warrant Shares; and/or

                     a Cashless Exercise with respect to                      Warrant Shares, as permitted by Section 5(b) of the attached Warrant.

2. Payment of Exercise Price. In the event that the Holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the Holder shall pay the sum of $                     to the Company in accordance with the terms of the Warrant.

Date:

Name of Registered Holder

By:
Name:
Title:

By tendering this Exercise Notice, the Holder represents to the Company that it is an “accredited investor” as that term is defined in Rule 501 of Regulation D, and that it is acquiring the Warrants Shares solely for its own account, and not with a present view to the public resale or distribution of all or any part thereof, except pursuant to sales that are registered under the Securities Act or are exempt from the registration requirements of the Securities Act; provided, however, that, in making such representation, the Holder does not agree to hold the Warrants Shares for any minimum or specific term and reserves the right to sell, transfer or otherwise dispose of the Warrants Shares at any time in accordance with the provisions of the Warrant and with Federal and state securities laws applicable to such sale, transfer or disposition.

EXHIBIT B to WARRANT

TRANSFER NOTICE

FOR VALUE RECEIVED, the undersigned Holder of the attached Warrant hereby sells, assigns and transfers unto the person or persons named below the right to purchase                      shares of the Common Stock of VERICHIP CORPORATION evidenced by the attached Warrant. By signing this Transfer Notice, the transferee agrees to be legally bound by the terms of the attached Warrant and of the related Securities Purchase Agreement and Registration Rights Agreement applicable to an Investor.

Date:

Name of Registered Holder

By:
Name:
Title:

Accepted and Agreed:

Transferee Name

By:
Name:
Title:

Address: